     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1999
                                                      REGISTRATION NO. 333-81965

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under

                           The Securities Act of 1933

                             ----------------------

                           MAXWELL TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                             95-2390133
(STATE OR OTHER JURISDICTION OF                                (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                               9275 SKY PARK COURT
                           SAN DIEGO, CALIFORNIA 92123
                                 (619) 279-5100
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                             DONALD M. ROBERTS, ESQ.
                                 GENERAL COUNSEL
                           MAXWELL TECHNOLOGIES, INC.
                               9275 SKY PARK COURT
                           SAN DIEGO, CALIFORNIA 92123
                                 (619) 279-5100
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------

                                   COPIES TO:

                             THOMAS A. WALDMAN, ESQ.
                               Riordan & McKinzie
                             300 South Grand Avenue
                                   29th Floor
                          Los Angeles, California 90071
                                 (213) 629-4824

                             ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

            PROSPECTUS (Subject to completion, dated June 30, 1999)


                           MAXWELL TECHNOLOGIES, INC.


                         244,796 SHARES OF COMMON STOCK


      This prospectus relates to the public offering, which is not being underwritten, of 244,796 shares of our common stock which are owned by some of our current stockholders. We will not receive any of the proceeds of this offering, as all proceeds will be received by the selling stockholders.

      The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

      Our common stock is traded on the Nasdaq National Market under the symbol "MXWL." On June 29, 1999, the last sale price of our common stock was $24.00 per share.




         INVESTING  IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE
                    "RISK FACTORS" BEGINNING ON PAGE 4.




      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                   The date of this prospectus is _______ , 1999



The information in this prospectus is not complete and may be amended or changed. The selling stockholders may not sell the shares of common stock offered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the shares of common stock in any state where the offer or sale is not permitted.

      No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Maxwell Technologies, Inc. or by any other person. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor is it an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.






                                TABLE OF CONTENTS


                                                                                        Page
                                                                                        ----
WHERE YOU CAN FIND MORE INFORMATION..................................................      2
THE COMPANY..........................................................................      3
RISK FACTORS.........................................................................      4
FORWARD-LOOKING STATEMENTS...........................................................     16
USE OF PROCEEDS......................................................................     17
SELLING STOCKHOLDERS.................................................................     17
PLAN OF DISTRIBUTION.................................................................     18
DESCRIPTION OF CAPITAL STOCK.........................................................     20
LEGAL MATTERS........................................................................     21
EXPERTS..............................................................................     21

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

        The SEC allows us to disclose important information to you by referring you to documents which we have filed with the SEC. These documents are considered to be part of this prospectus, and later information filed with the SEC will update and supercede the information contained in this prospectus. The following documents and any future filings made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Act of 1934 are considered a part of the prospectus, and we encourage you to review them:


      (1)   annual report on Form 10-K for the fiscal year ended July 31, 1998;

      (2) quarterly report on Form 10-Q for the quarter ended October 31, 1998;

      (3) quarterly report on Form 10-Q for the quarter ended January 31, 1999;

      (4)   quarterly report on Form 10-Q for the quarter ended April 30, 1999;

      (5)   current report on Form 8-K filed October 15, 1998;

      (6)   current report on Form 8-K filed November 13, 1998;

      (7)   current report on Form 8-K filed February 12, 1999; and

      (8) definitive proxy statement, filed on December 11, 1998, for the 1999 annual meeting of stockholders.


You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

            Maxwell Technologies, Inc.
            Attention: Corporate Secretary
            9275 Sky Park Court
            San Diego, CA  92123
            (619) 279-5100

      You should rely only on the information in the documents listed above or provided in this prospectus. We have not authorized any one to provide you with different information. The shares offered by this prospectus are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                   THE COMPANY

      Maxwell Technologies, Inc. is a worldwide leader in pulsed power technologies, the storage of electrical energy and delivery of power in brief controlled bursts. We have leveraged our technical expertise, gained from over 30 years of experience performing research and development primarily for the United States Department of Defense, to develop a portfolio of pulsed power based commercial products. These products address a range of markets and applications. Our pulsed power based products include ultracapacitors for advanced electrical energy storage and power delivery, purification systems for water treatment and the sterilization of medical and pharmaceutical products, and electromagnetic interference ("EMI") filter capacitors for implantable medical devices. In addition to pulsed power based products, we design and build industrial computers and subsystems which we sell in the computer telephony, medical, manufacturing automation and other markets and we design and manufacture electronic components for use in space vehicles and satellites. Government funded research and development projects in pulsed power continue to be an important part of our business. These projects serve as a starting point for developing new technologies and provide us with scientific and engineering expertise.

      In December 1998, we acquired KD Components, Inc. KD Components designs, manufacturers and provides high reliability ceramic capacitors, primarily for high voltage uses. To acquire KD Components, we issued 144,566 shares of common stock to the stockholders of KD Components. In January 1999, we acquired Space Electronics Inc. SEI designs, manufactures and provides electronic components and related services for space and other high-reliability applications. To acquire SEI, we issued 681,234 shares of common stock to the stockholders and optionholders of SEI. In January 1999, we also acquired the German distributor of our I-Bus operation in exchange for 113,500 shares of our common stock which were issued to the sole stockholder of the acquired company.

      We own the PowerCache(TM), PureBright(R), CoolPure(R) and JAMIS(R) trademarks. All other trademarks or trade names referred to in this prospectus or in the documents which are considered to be a part of this prospectus are the property of their respective owners.

      Our executive offices are located at 9275 Sky Park Court, San Diego, California 92123. Our telephone number is (619) 279-5100.

                                  RISK FACTORS


      Investing in our common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. You should carefully consider these risk factors, together with all other information included in this prospectus, and in the documents which are considered to be a part of this prospectus, before you decide whether to purchase shares of our common stock. The risks set out below are not exhaustive.


OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS AND TECHNOLOGIES

      Many of our products are in the development stage. Our products are also alternatives to established products or are new technologies that provide capabilities that do not presently exist in the marketplace. Our products are sold in highly competitive and rapidly changing markets. The success of our products is significantly affected by their cost, by technology standards and end user preferences. In addition, the success of our products depends on a number of factors, including our ability to:

      - overcome technical, financial and other risks involved in introducing new products and technologies

      -     identify and develop a market for our new products and technologies;

      -     produce products that can be competitively priced;

      - respond to technological changes by improving our existing products and technologies;

      - accurately anticipate market demand for our products and technologies;

      - demonstrate that our products have technological and/or economic advantages over the products of our competitors; and

      - respond to competitors that are more experienced, have significantly greater resources, and a larger base of customers.

OUR SUCCESS DEPENDS ON OUR ABILITY TO TRANSITION FROM RELYING ON THE GOVERNMENT SECTOR TO PRIVATE- SECTOR SALES

      Historically, we have relied upon various government agencies to fund our research and development, and we have derived a significant portion of our revenues from the government sector. Our business strategy is to now concentrate on developing, manufacturing and marketing our products to the private sector, while maintaining steady revenues from the government sector. Our success in this transition will depend upon a number of objectives, including the following:

      -     developing and manufacturing new products at competitive prices;

      -     gaining customer acceptance for our products and services;

      -     expanding our customer base through our sales and marketing efforts;

      -     increasing our manufacturing capacity; and

      - developing extensions of our existing products and services into new applications.


WE RELY EXTENSIVELY ON STRATEGIC RELATIONSHIPS THAT MAY NOT BE SUCCESSFUL

      We have established and will continue to attempt to establish strategic relationships with corporate partners and United States government agencies to develop our products. These relationships allow us to understand and access new markets, and provide us an opportunity to test our products. If these relationships are not successful or not continued, it could have a material adverse effect on our sales and growth. The success of these relationships depends on a number of factors, including:

      - the interest in our products which are still in the development stage;

      -     our success in meeting the expectations of our strategic partners;
            and

      - our strategic partners' success in marketing or their willingness to purchase any such products.

      We may not be successful in continuing our relationships with our current strategic partners. In addition, we may not be able to enter into new strategic relationships on commercially reasonable terms or if we do, these relationships may not be successful.

EVEN IF SUCCESSFUL, OUR STRATEGIC RELATIONSHIPS PRESENT SEVERAL RISKS

      Although we rely extensively on our strategic relationships, these relationships present several risks to our business, including the following:

      - Our partners may require us to share control over our development, manufacturing and marketing programs, and limit our ability to license our technology to others. In addition, some of our partners require that we share our proprietary technology with them and restrict our ability to engage in some areas of product development and marketing;

      - Our strategic partners may use or disclose the technology which we jointly develop without paying us any royalties;

      - We often grant exclusivity rights to our strategic partners as an incentive for them to participate in the development of a product. Any exclusivity rights granted to strategic partners may decrease our ability to find a broader market for some of our products. This may have the effect of substantially decreasing our revenues during the exclusivity period; and

      - Our strategic partners may seek to manufacture jointly developed products on their own or obtain these products from third party sources which would have the effect of decreasing our revenues from these products.

WE DEPEND ON OEM CUSTOMERS AND AS A RESULT HAVE LONG SALES CYCLES

      Sales to a few original equipment manufacturers, known as "OEMs," as opposed to direct retail sales to customers, make up a significant part of our revenues. The timing and volume of these sales depend upon the sales levels and shipping schedules for the products of our OEM customers. Thus, even if we develop a successful component, our sales will not increase unless the product into which our component is incorporated is successful. If our OEM customers fail to sell a sufficient quantity of products incorporating our components, or if the OEM's sales timing and volume fluctuates, it could have a material adverse effect on our business, financial condition and results of operations. Our OEM customers typically require a long development and engineering process before incorporating our products and services in their devices. This period of time is in addition to the time we spend on basic research and product development. As a result, we are vulnerable to changes in technology or end user preferences.

      Our opportunity to sell our products to our OEM customers typically occurs at infrequent intervals, depending on when the OEM customer designs a new product or enhances an existing one. If we are not aware of an OEM's product development schedule, or if we cannot provide components or technologies when they develop their products, we will miss an opportunity that may not reappear for some time.

OUR ACQUISITION STRATEGY COULD ADVERSELY AFFECT OUR SUCCESS

      As part of our business strategy, we regularly review possible acquisitions of complementary companies, technologies or products, and periodically engage in discussions regarding such possible acquisitions. During fiscal 1999, we have acquired three businesses with strategic importance to different areas of our operations. The businesses we acquired are geographically dispersed, with one located in California, one in Nevada and the other in Germany. We completed four acquisitions in fiscal 1998. The success of our acquisition strategy depends on a number of factors, including the following:

      - correctly valuing the commercial potential of technologies owned by the companies we acquire;

      - successfully integrating the operations, products, personnel and cultures of the companies we acquire;

      - effectively managing our operations in a number of locations and foreign countries;

      - our ability to focus on our day-to-day business operations while pursuing our acquisition strategy;

      - our ability to enter markets in which we have limited or no direct experience; and

      -     retaining the key employees of the companies we acquire.

      In addition, similar to the charges that were taken in connection with two of the acquisitions we completed in fiscal 1998, any future acquisition may result in:

      -     dilutive issuances of equity securities;

      -     the incurrence of debt;

      -     a decrease in our cash balances;

      - amortization expenses related to goodwill and other intangible assets; and

      - other charges to operating results, including acquired in-process research and development charges.

Moreover, there can be no assurance that any equity or debt financing proposed in connection with any acquisition will be available to us on acceptable terms or at all, when, and if, we find a suitable company, technology or product to acquire. We cannot assure that any acquisition we complete will result in long-term benefits to us or to our stockholders or that we will be able to effectively manage the resulting business.

WE HAVE INCURRED LOSSES HISTORICALLY AND IN THE EVENT OF FUTURE LOSSES, THE PRICE OF OUR COMMON STOCK WILL FLUCTUATE

      We have incurred net losses in three of our past five fiscal years. In the future, we may experience significant fluctuations in our revenues and we may incur net losses from period to period as a result of a number of factors, including the following:

      - the amounts invested in developing and marketing our products in any period as compared to the volume of sales of those products in the same period;

      -     fluctuations in the demand for our products by OEMs;

      - the prices at which we sell our products and services as compared to the prices of our competitors;

      - the timing of our product introductions as compared to those of our competitors;

      -     the profit margins on our mix of product sales;

      -     the structure and timing of new strategic relationships;

      - the contraction, cancellation or suspension by the United States government of its programs and contracts with us; and

      - the dilution, debt, expenses, and/or charges we incur as part of our acquisition strategy.

In addition, we incur significant costs developing and marketing products based on new technologies. If in any period these costs are more than the revenues we derive from the sales of these products, it could have the effect of offsetting any income derived from our other products and we could incur net losses.

      We anticipate that, in order to increase our market share, we may sell our products and services at profit margins below those we ultimately expect to achieve and/or significantly reduce the prices of our products and services in a particular quarter or quarters. The impact of the foregoing may cause our operating results to be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely fluctuate.

WE MAY EXPERIENCE DIFFICULTIES MANUFACTURING OUR PRODUCTS

      As described in more detail below, we may experience difficulties in manufacturing our products in increased quantities, outsourcing the manufacturing of our products, and customizing our manufacturing process.

      Manufacturing In Increased Quantities. We have limited experience in manufacturing our products in high volume. It may be difficult for us to:

      - increase the quantity of the new products we manufacture, especially those products that contain new technologies; and

      - reduce our manufacturing costs to a level needed to produce adequate profit margins.

It may also be difficult for us to solve management, technological, engineering and other problems related to our manufacturing processes. These problems include production yields, quality control and assurance, component supply, and shortages of qualified management and other personnel. In addition, in order to manufacture our products in high volume, we will need to continue to expand our current facilities and/or obtain additional facilities. We may not be successful in expanding our facilities or in obtaining additional facilities.

      Outsourcing. We may elect to have some of our products manufactured by third parties. Outsourcing involves risks with respect to quality assurance, cost and the absence of close engineering support.

      Customized Manufacturing Process. Part of our ultracapacitor manufacturing strategy is to implement a process that will allow customization of our ultracapacitors while retaining the benefits of volume manufacturing and materials procurement. There can be no assurance that such a process can be developed and implemented in time to meet our needs.

WE HAVE LIMITED MARKETING AND SALES EXPERIENCE AND OUR STRATEGY DEPENDS ON THIRD PARTIES

      We have limited experience marketing and selling our products. To sell our products, we will need to train our marketing and sales personnel to effectively demonstrate the advantages of our products over the products offered by our competitors. The highly technical nature of the products we offer may limit our ability to retain and attract adequate marketing and sales personnel. Thus, as part of our sales and marketing strategy, we enter into arrangements with distributors and sales representatives and depend upon their efforts to sell our products. These arrangements may not be successful.

OUR SUCCESS DEPENDS UPON PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS

      Our success depends on the establishment and maintenance of intellectual property rights. Although we try to protect our intellectual property rights through patents, copyrights, trade secrets and other measures, these steps may not prevent misappropriation by third parties. Other issues include:

      - adequately protecting our intellectual property rights under the laws of some foreign countries, which may not be as protective as United States' laws; and

      - the possibility that third parties could "reverse engineer" our products in order to determine their method of operation and introduce competing products or develop competing technology independently.

      As our business has expanded, we have emphasized protecting our technologies and products through patents. Our success depends on maintaining our patents, adding to them where appropriate, and developing products and applications without infringing on third parties' patent and proprietary rights. The risks involved in protecting our patents include:

      - our patents may be circumvented or challenged and held unenforceable or invalid;

      - our pending or future patent applications, if any, may not be issued with the protections we seek; and

      - others may claim rights in the patented and other proprietary technology owned or licensed by us.

      If our patents are invalidated or if it is determined that we, or the licensor of the patent, does not hold sole rights to the patent, it could have a material adverse effect on our business, results of operations and financial condition, particularly if we cannot design around others' proprietary rights.

      Competing research and patent activity in our product areas is substantial. Conflicting patent and other proprietary rights claims may result in disputes or litigation. Although we do not believe that our products or proprietary rights infringe on third party rights, infringement claims could be asserted against us in the future. The negative effects of such claims, with or without merit, are:

      -     time-consuming, costly litigation;

      -     product shipment delays;

      -     we could be required to enter into royalty or licensing agreements;
            and

      - possible damage payments or injunctions which prevent us from making, using or selling the infringing product.

Also, we may not be able to stop a third party's product from infringing on our proprietary rights, without litigation.

      Some of our owned or licensed patents and patent applications have "march-in" rights and non-exclusive, royalty-free, confirmatory licenses held by various governmental agencies or other entities. "March-in" rights are the United States government or agency's right to cancel agreements and require a contractor to grant licenses to third parties if the contractor does not develop the technology in the agreements. Confirmatory licenses permit the United States government to select vendors other than us to make products for them which would otherwise infringe our patent rights that are subject to the royalty-free licenses.

      In addition, the United States government can require us to grant licenses (including exclusive licenses) of our patents and patent applications or other inventions developed for the government to a third party if it finds that we did not commercialize such inventions or if such action is necessary:

      -     to meet public health or safety needs;

      -     to meet requirements for public use under federal regulations; or

      - because we have not made reasonable efforts to ensure products are manufactured in the United States.

Because a number of our commercial products are derived from technology originally developed in government funded programs, these risks may apply outside of the work on government contracts.

THERE ARE RISKS ASSOCIATED WITH OUR INTERNATIONAL SALES AND OPERATIONS

      We derive an increasing portion of our revenues from sales to customers located outside of the United States. We expect our international sales to continue to represent a significant and increasing portion of our future revenues. As a result, our business will continue to be subject to certain risks, such as foreign government regulations and export controls, as well as changes in tax laws, tax treaties, tariffs and freight rates.

      We have only recently established or acquired operations in foreign countries. Since we are relatively inexperienced in managing our international operations, we may be unable to focus on the operation and expansion of our worldwide business and to manage cultural, language and legal differences inherent in international operations. In addition, to the extent we are unable able to effectively respond to political, economic and other conditions in these countries, our business, results of operations and financial condition could be materially adversely affected. Moreover, changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could result in increased tax rates for us.

THERE ARE RISKS ASSOCIATED WITH OUR CONTINUING BUSINESS WITH THE UNITED STATES GOVERNMENT

      We derive a significant portion of our revenues, including revenues of the newly-acquired Space Electronics unit, from contracts with the United States government, principally agencies of the United States Department of Defense, and from subcontracts with government suppliers. The reductions in defense budgets in the 1990's have adversely affected our traditional business, particularly in the area of system survivability products and services, such as weapons effects simulation and testing. We have also experienced increased competition in bidding for new defense programs from contractors seeking to replace their lost government business. In addition, defense spending in general, and the number and size of contracts awarded to us, could be reduced in the future. A significant loss of United States government funding would have a material adverse effect on our business, results of operations and financial condition.

      Our business with the United States government is also subject to various other risks, including the following:

      -     unilateral termination for the convenience of the government;

      - reduction or modification in the event of changes in the government's requirements or budgetary constraints;

      - increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost-plus contracts;

      - risks of potential disclosure of our confidential information to third parties;

      - the failure or inability of a subcontractor or contractor to perform its obligations under a contract in circumstances where we are the prime contractor or subcontractor; and

      - the failure of the government to exercise options provided for in the contracts and the exercise of march-in rights or confirmatory licenses by the government.

There can be no assurance that our contracts with the Department of Defense and other government agencies will not be terminated, reduced or modified.

OUR SUCCESS DEPENDS ON OUR ABILITY TO OBTAIN A SUBSTANTIAL AMOUNT OF CAPITAL

      We believe that in the future we will need a substantial amount of capital for a number of purposes including the following:

      -     to achieve our long-term strategic objectives;

      -     to maintain and enhance our competitive position;

      - to meet anticipated volume production requirements for several of our product lines, in particular our ultracapacitors and purification systems;

      -     to expand our manufacturing capabilities and facilities;

      -     to establish viable production alternatives;

      -     to fund our continuing expansion into commercial markets;

      -     to construct and equip additional or existing facilities; and

      - to acquire new or complementary businesses, product lines and technologies.

There can be no assurance that the necessary additional financing will be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to change, delay, reduce or eliminate our planned product commercialization strategy or our anticipated facilities expansion plans and expenditures. This could have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL

      Since we primarily focus on emerging technologies, our success depends upon the continued service of our key technical and senior management personnel. Some of our scientists and engineers are the key developers of our products and technologies and are recognized as world-leaders in their area of expertise. The loss of any of these scientists or engineers to our competitors could end our technological and competitive advantage in some product areas and business segments.

      Our performance also depends on our ability to identify, hire, train, retain and motivate high quality personnel, especially key manufacturing executives and highly skilled engineers and scientists. The industries in which we compete are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Our employees may terminate their employment with us at any time.

OUR FAILURE OR THE FAILURE OF OUR PRODUCTS, CUSTOMERS, SUPPLIERS OR VENDORS TO BE YEAR 2000 COMPLIANT COULD ADVERSELY AFFECT OUR OPERATIONS

      A significant percentage of the software that runs most computers relies on two digit date codes to perform a number of computation and decision making functions. As the year 2000 approaches, these computer programs may fail from an inability to interpret data codes properly, misreading "00" for the year 1900 instead of 2000.

      We believe that our major computer systems and software programs are Year 2000 compliant or will be brought into compliance on a timely basis. In addition, we have taken steps to bring many of our products which could be impacted by Year 2000 problems into compliance. However, the failure of our computer systems and software programs or of our products to operate properly with regard to Year 2000 requirements could result in the following:

      -     unanticipated expenses to remedy any problems;

      -     a reduction in our sales; and

      -     exposure to related litigation by our customers.

In addition, our customers or third party component suppliers and vendors may also experience business disruptions in connection with the Year 2000 problem. Our business, operating results and financial condition could be materially adversely affected by Year 2000 problems with our own systems and products or if any of our customers or vendors or other third party entities experience a business disruption as a result of Year 2000 problems.

WE RELY ON A LIMITED NUMBER OF THIRD PARTY SUPPLIERS

      Our ability to manufacture products depends in part on our ability to secure qualified and adequate sources of materials, components and sub-assemblies at prices which enable us to make our products at competitive costs. Some of our suppliers are currently the sole source of one or more items which we need to manufacture our products. On occasion, we have experienced difficulty in obtaining timely delivery of supplies from outside suppliers. This has adversely impacted our delivery time to our customers and in one circumstance we believe such delivery problems were a contributing factor to the loss of certain business from a major customer. There can be no assurance that these and other similar supply problems will not recur.

      Currently, a single domestic supplier provides one of the components for our EMI filter product. This supplier has indicated that it plans to design, build and sell a product which would compete with our EMI filter. If this occurs, we believe that we could still obtain the component from this supplier or, if necessary, we believe that we could replace this supplier with another vendor or that we could manufacture the component on our own. Although we seek to reduce our dependence on sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary material adverse effect on our business and results of operations and damage customer relationships.

WE ARE EXPOSED TO SIGNIFICANT PRODUCT LIABILITY RISKS

      We may be exposed to certain product liability risks. For example, our EMI filters are components of implantable medical devices and, due to the litigious environment surrounding the medical device industry, may subject us to an increased risk of product liability claims that may involve significant defense costs. Our other products may also be used in functions involving significant product liability risks. There can be no assurance that product liability claims will not be asserted against us in the future. Although we maintain product liability insurance with coverage limits that we believe to be adequate, there can be no assurance that this coverage will in fact be adequate to protect us against future product liability claims. In addition, product liability insurance is expensive and there can be no assurance that, in the future, product liability insurance will be available to us in amounts or on terms satisfactory to us, if at all. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL REGULATIONS

      We are subject to a variety of environmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances. If we fail to comply with current or future regulations, substantial fines could be imposed against us, our production could be suspended or stopped, or our manufacturing process could be altered. Such regulations could require us to acquire expensive remediation or abatement equipment or to incur substantial expenses to comply with environmental regulations. If we fail to adequately control the use, discharge, disposal or storage of hazardous or toxic substances, we could incur significant liabilities.

OUR FINANCIAL CONDITION COULD BE AFFECTED BY THE STOCK OPTION PLANS AT OUR SUBSIDIARIES

      Several of our principal operating subsidiaries have, or will have, employee stock option plans which provide for the issuance of options to purchase shares of the subsidiary's common stock. In most cases, we can grant up to 12% or 15% of the outstanding stock of a subsidiary under its stock option plan. Certain key employees of one of our subsidiaries, Maxwell Business Systems, Inc., however, own an aggregate of 20%, and have the right to purchase up to an additional 29%, of that subsidiary's common stock.

      If the options granted under one of our subsidiary's stock option plans are exercised, our ownership interest in that subsidiary will be reduced. This will have the effect of reducing our portion of the net income and dividends that we receive from that subsidiary, as well as reducing the proceeds if we were to sell that subsidiary. Ultimately, we expect that our reported earnings per share will be reduced in future quarters due to the increasing fair value of certain subsidiaries and the dilution created by options granted under our subsidiaries' stock option plans.

      Currently, no established trading market exists for the common stock underlying any of the subsidiary options and such options are not exchangeable for shares of our common stock. We have no plan to offer an exchangeability feature for options to purchase shares of our common stock or otherwise provide liquidity for these subsidiary options, but we could consider such alternatives in the future.

OUR FINANCIAL CONDITION COULD BE AFFECTED BY POTENTIAL PUBLIC OFFERINGS OF OUR SUBSIDIARIES' STOCK

      Due to our corporate structure of operating through separate subsidiaries, we could engage in future public offerings of the common stock of our subsidiaries, sales of subsidiaries or strategic acquisitions with subsidiary stock if our board determined that it was in the best interests of the stockholders to pursue that course of action. Some of these alternatives could adversely effect our business, financial condition and results of operations. For example, any public offering or other sale of a minority portion of a subsidiary's stock would reduce that subsidiary's contribution to our net income and earnings per share.

WE MAY FACE DIFFICULTIES IN OBTAINING FDA APPROVAL FOR OUR PRODUCTS

      Some of our products are subject to the approval process of the Food and Drug Administration (FDA) because they are used for food storage or in medical devices. These products include our CoolPure(R) and PureBright(R) technologies and the EMI filter. There are many aspects of the FDA approval process that could have a material adverse effect on our business, financial condition and results of operations, including the following:

      - the FDA testing and application process is expensive and lengthy and varies based on the type of product;

      - our products may not ultimately receive FDA approval or clearance which would prevent us from marketing such products;

      - the FDA may restrict a product's intended use as a condition to approving or clearing such product or place conditions on any approval that could restrict the commercial applications of such products;

      - the FDA may require post-marketing testing and surveillance to monitor the effects of products it initially approves;

      - the FDA may withdraw its approval or clearance of any product if compliance with regulatory standards is not maintained or if problems occur following initial marketing; and

      - failure to comply with existing or future regulatory requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the United States government to grant pre-market clearance or pre-market approval for products, withdrawal of marketing clearances or approvals and criminal prosecution.

OUR LONG-TERM FIXED-PRICE CONTRACTS MAY BE UNPROFITABLE

      Some of our businesses, primarily those involved in government funded research and systems development, enter into long-term fixed-price contracts for large hardware systems or components. If we experience unanticipated delays in program schedules, fail to anticipate costs accurately or encounter problems with important vendors, it could adversely affect the profitability of these contracts.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD PREVENT TRANSACTIONS WHICH ARE IN THE BEST INTEREST OF OUR STOCKHOLDERS

      Certain provisions in our certificate of incorporation could make it more difficult for a third party to acquire control of Maxwell, even if such change in control would be beneficial to our stockholders. We have a staggered board of directors which means that our directors are divided into three classes. The directors in each class are elected to serve three-year terms. Since the three-year terms of each class overlap the terms of the other classes of directors, the entire board of directors cannot be replaced in any one year. Furthermore, our certificate of incorporation contains a "fair price provision" which may require a potential acquirer to obtain the consent of our board to any business combination involving Maxwell. Our certificate of incorporation and bylaws do not permit stockholder action by written consent or the calling by stockholders of a special meeting.

      The provisions of our certificate of incorporation and bylaws could delay, deter or prevent a merger, tender offer, or other business combination or change in control involving us that some, or a majority, of our stockholders might consider to be in their best interests. This includes offers or attempted takeovers that could result in our stockholders receiving a premium over the market price for their shares of our common stock.

OUR COMMON STOCK EXPERIENCES LIMITED TRADING VOLUME AND OUR STOCK PRICE HAS BEEN VOLATILE

      Our common stock is traded on the Nasdaq National Market. The trading volume of our common stock each day is relatively small. This means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. We believe factors such as quarterly fluctuations in financial results, announcements of new technologies impacting our products, announcements by competitors or changes in securities analysts' recommendations may cause the price of our stock to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions in the United States and worldwide, such as recessions or higher interest rates, may adversely affect the market price of our common stock.


                           FORWARD-LOOKING STATEMENTS

      This prospectus and the documents considered to be a part of this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are subject to a number of risks, uncertainties and assumptions. Actual results in the future could differ materially from those described in any forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted elsewhere in this prospectus and the documents considered to be a part of this prospectus generally. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders.


                              SELLING STOCKHOLDERS

      The following table sets forth the name of, and number of shares owned by, each selling stockholder. The shares of common stock to be sold under this prospectus were issued to the former stockholders of KD Components, Inc. and Bressner Technology GmbH, and in connection with our acquisitions of those companies. None of the selling stockholders has held any position or office or has any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her beneficial ownership of shares or the fact that some of the selling stockholders were employees of one of the acquired companies and are now one of our employees.

      The shares may be offered from time to time by the selling stockholders named below. However, such selling stockholders are under no obligation to sell all or any portion of such shares, nor are the selling stockholders obligated to sell any such shares immediately under this prospectus. Because the selling stockholders may sell all or some of their shares of common stock offered hereby, no estimate can be given as to the number of shares of common stock that will be held by any selling stockholder upon termination of any offering made under this prospectus.


                                                                                            PERCENTAGE OF            SHARES
                                                                                                SHARES            BENEFICIALLY
                                          NUMBER OF SHARES                                   BENEFICIALLY             OWNED
                                         BENEFICIALLY OWNED            NUMBER OF             OWNED AFTER            AFTER THE
NAME OF SELLING STOCKHOLDER(1)         PRIOR TO THE OFFERING        SHARES OFFERED          THE OFFERING(1)        OFFERING(2)
------------------------------         ---------------------        --------------         ----------------       ------------
Josef Bressner(3).................            113,500                  113,500                    *                    --
Jeffrey M. Day(3).................             42,598                   42,598                    *                    --
Michael W. Day....................             88,698                   88,698                    *                    --

---------------------

* Amount represents less than 1% of the issued and outstanding shares of our common stock.

(1) Percentage is based on 9,547,942 shares of our common stock outstanding on May 31, 1999, adjusted as required by rules promulgated by the SEC. Information with respect to beneficial ownership is based on information furnished to us by each stockholder included in the table or included in filings with the Securities and Exchange Commission. We believe that each individual person has sole voting and investment power for shares beneficially owned by him, subject to community property laws if applicable.

(2) Assumes the sale of all of the shares offered by the selling stockholders.

(3) The stockholder is one of our employees.

                              PLAN OF DISTRIBUTION

      The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. References in this plan of distribution to "selling stockholders" include donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares on the Nasdaq National Market, or in private sales at negotiated prices. The shares may be sold by one or more of the following methods of sale, at market prices prevailing at the time of sale, or at negotiated prices:

      - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

      - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

      - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      -     in privately negotiated transactions.

      If required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In addition, if we are notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with a selling stockholder. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders may also pledge or loan the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

      In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers or agents to participate. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

      The selling stockholders and any underwriter, broker-dealer or agent who participate in the distribution of such shares may be underwriters under the Securities Act of 1933, and any discount, commission or concession they receive may be an underwriting discount or commission under the Securities Act of 1933.

      In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act of 1933.

      At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

      Our authorized capital stock consists of 40,000,000 shares of common stock with a $.10 par value. As of May 31, 1999, there were 9,547,942 shares of common stock outstanding, excluding shares issuable upon the exercise of outstanding options to purchase an aggregate of 1,579,903 shares of common stock held by employees, management and directors. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment to all creditors. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are, and the shares being offered by this prospectus will upon issuance and sale be, fully paid and nonassessable.

      The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

ANTI-TAKEOVER PROVISIONS

      The provisions of our certificate of incorporation and bylaws having possible "anti-takeover" effects are those that:

      - form a classified board of directors with staggered terms of office, eliminate cumulative voting and permit the removal of directors only for cause;

      - impose supermajority stockholder vote or disinterested director approval requirements in connection with certain mergers, acquisitions and other business combinations, unless specified minimum price and procedural requirements are satisfied in the proposed transaction (a "fair price provision");

      - eliminate the right of stockholders to call special stockholders' meetings and limit their right to take action without a meeting by written consent; and

      - impose supermajority stockholder vote or disinterested director approval requirements for amendments to a number of provisions in our charter documents, including the provisions described in the three preceding clauses.

      In general, the fair price provisions may have the effect of requiring cash payment for shares of common stock by an acquiror having accumulated 10% or more of the common stock at a price greater than the highest market price of the common stock within a recent date. Such a 10% or more stockholder must also meet certain procedural requirements intended to prevent accumulations of additional stock below the fair price.

DELAWARE LAW

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either:

      - prior to the date at which the person becomes an interested stockholder, the board of directors approves such transaction or business combination;

      - the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction; or

      - the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent).

      A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed on for us by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. A principal of Riordan & McKinzie owns 6,625 shares of common stock.


                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended July 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      The consolidated financial statements of Space Electronics Inc. incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance on the authority of that firm as experts in giving said reports.

================================================================================


      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR BY ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                          -----------------------------




                                 244,796 SHARES


                           MAXWELL TECHNOLOGIES, INC.




                                  COMMON STOCK




                          -----------------------------


                                   PROSPECTUS

                          -----------------------------








                                     , 1999



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following is a statement of estimated expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated, except the SEC registration fee.


      SEC Registration Fee..................................................  $  1,583
      Legal fees............................................................    10,000
      Accountants' fees.....................................................     5,000
      Blue Sky qualification fees and expenses..............................        --
      Transfer Agent fees...................................................     1,000
      Miscellaneous.........................................................     5,000
          Total.............................................................  $ 22,583

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Maxwell Technologies, Inc. is a Delaware corporation. Article V of our Bylaws provides that we may indemnify our officers and Directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

      Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

      Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

      Article Seventeenth of our Certificate of Incorporation currently provides that each Director shall not be personally liable to Maxwell or our stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to Maxwell or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived an improper benefit.

      We have entered into indemnity agreements with each of our Directors and executive officers. The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as our Directors, officers, employees or agents. We may from time to time enter into indemnity agreements with additional individuals who become our officers or Directors.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
4.1+      Registration Rights Agreement dated as of December 31, 1998 by and among the Company and certain shareholders of KD Components.

4.2* Registration Rights Agreement dated as of January 23, 1999, by and among the Company and certain shareholders of Bressner Technology
          GmbH.

5.1*      Opinion of Riordan & McKinzie, a Professional Corporation.

23.1      Consent of Ernst & Young LLP, Independent Auditors.

23.2      Consent of Arthur Andersen LLP, Independent Auditors.

23.3*     Consent of Riordan & McKinzie (included in Exhibit 5.1).

24.1*     Powers of Attorney with respect to the Company (included in Part II).

-----------------------
      + Incorporated by reference from the Company's Registration Statement on Form S-3 filed with the SEC on March 29, 1999 (Registration No. 333-75227).

      *     Previously filed.


ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on the 7th day of July, 1999.

                             MAXWELL TECHNOLOGIES, INC.

                             By:  /s/ Thomas L. Horgan
                                  ----------------------------------------------
                                  Thomas L. Horgan
                                  Chief Executive Officer and President



      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                                  TITLE                                   DATE
       ---------                                  -----                                   ----

  /s/ Thomas L. Horgan          President, Chief Executive Officer and Director      July 7, 1999
  --------------------          (Principal Executive Officer and Principal
    Thomas L. Horgan            Financial Officer)

           *                    Corporate Manager of Financial Reporting             July 7, 1999
  --------------------          (Principal Accounting Officer)
    William A. Long

           *                    Director                                             July 7, 1999
  -------------------
    Carlton J. Eibl

           *                    Director                                             July 7, 1999
  -------------------
       Mark Rossi

           *                    Chairman of the Board and Director                   July 7, 1999
------------------------
  Kenneth F. Potashner

           *                    Director                                             July 7, 1999
 ---------------------
   Karl M. Samuelian


* By: /s/ Thomas L. Horgan
     -----------------------
     Thomas L. Horgan
     Attorney-in-Fact




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